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                                                                     EXHIBIT 5.1

                             DECHERT PRICE & RHOADS
                   4000 Bell Atlantic Tower, 1717 Arch Street
                             Philadelphia, PA 19103



                                                                   June 25, 1999

CORT Business Services Corporation
4401 Fair Lakes Court
Fairfax, Virginia  22033

                  Re: 14,027,512 Shares of Preferred Stock, as described in the Registration Statement on Form S-4
                           (Registration No. 333-78435)
                           -----------------------------------------------------

Gentlemen and Ladies:

                  We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 14,027,512 shares of your Series A-1 Preferred Stock, par value $.01 per share (the "Shares"), pursuant to the above-referenced registration statement (the "Registration Statement"). The Shares are to be issued in connection with the proposed merger (the "Merger") of CBF Mergerco Inc. with and into CORT Business Services Corporation (the "Company") pursuant to the Agreement and Plan of Merger, dated as of March 25, 1999, by and among the Company, CBF Holding LLC and CBF Mergerco Inc. (the "Merger Agreement").

                  We have participated in the preparation of the Registration Statement and have reviewed the Merger Agreement, and we have examined such corporate records and documents, certificates of officers and matters of law as we have considered appropriate to enable us to give this opinion.

                  Based upon the foregoing, it is our opinion that the Shares have been duly authorized and when issued in the Merger will be validly issued, fully paid and non-assessable.

                  We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus portion of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                      Very truly yours,

                                      /s/ Dechert Price & Rhoads